Exhibit 5.1

November 2, 2004

Board of Directors

SAVVIS Communications Corporation

1 SAVVIS Parkway

Town & Country, MO 20171

Gentlemen:

I am Chief Legal Officer and Corporate Secretary of SAVVIS Communications Corporation, a Delaware corporation (the “Company”), and am delivering this opinion in connection with the registration, pursuant to a registration statement on Form S-8, as amended, filed with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”), of up to 20,000,000 newly issued shares (the “Shares”) of the Company’s common stock, par value $.01 per share, issuable under the terms of the Company’s 2003 Incentive Compensation Plan, as amended (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, I have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	A copy of the Plan.

3.	The Amended and Restated Certificate of Incorporation of the Company, as amended.

4.	The Amended and Restated Bylaws of the Company.

5.	Certain resolutions of the Board of Directors of the Company adopted by unanimous written consent on April 9, 2003, certain resolutions of the Board of Directors of the Company adopted by unanimous written consent on April 20, 2004, and certain resolutions of the Board of Directors of the Company adopted by unanimous written consent on October 11, 2004.

6.	Certain resolutions of the stockholders of the Company adopted by written consent on July 22, 1999, certain resolutions of the stockholders of the Company adopted by written consent on December 7, 1999, certain resolutions of the stockholders of the Company adopted by written consent on March 6, 2002, certain resolutions of the stockholders of the Company adopted on June 25, 2003 and certain resolutions of the stockholders of the Company adopted at the annual meeting of stockholders held on June 22, 2004.

In my examination of the aforesaid documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. I express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, I am of the opinion that the Shares, when issued and delivered in the manner and on the terms contemplated in the Registration Statement and the Plan, will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. I assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

Grier C. Raclin